UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2016

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On February 13, 2016, Stryker Corporation, a Michigan corporation (“Stryker”) and Computer Merger Sub Corp., a Delaware corporation (“Merger Sub”) and wholly owned direct or indirect subsidiary of Stryker, entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Charger Holding Corp., a Delaware corporation (“Charger”), and Bain Capital Partners, LP, solely in its capacity as the representative as set forth therein. Charger is the ultimate parent of Physio-Control International, Inc., the operating company that develops, manufactures and markets monitors/defibrillators, automated external defibrillators (AEDs) and CPR-assist devices along with data management and support services.
On the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Charger, with Charger surviving as the surviving corporation and a wholly owned direct or indirect subsidiary of Stryker (the “Merger”). Total consideration for the transaction is $1.28 billion on a debt free cash free basis, and is subject to working capital and other closing adjustments. Consummation of the Merger is subject to the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of required consents and approvals under various foreign competition laws and other customary closing conditions, including the absence of any injunction or other legal prohibition on the Merger, the accuracy of counterparty representations and warranties (generally subject to a material adverse effect standard, with certain exceptions), and counterparty compliance in all material respects with covenants and agreements contained in the Merger Agreement.
The Merger Agreement contains customary representations and warranties of each of the parties. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of Charger between signing and closing and the use of reasonable best efforts to consummate the transaction.
The Merger Agreement also contains indemnification rights whereby Stryker and its subsidiaries will be indemnified for breaches of or inaccuracies in counterparty representations, warranties, covenants and certain other matters (subject to certain limitations).
The Merger Agreement may be terminated at any time prior to the closing by mutual written consent of Stryker and Charger, and in other customary circumstances, including in the event that the Merger is not consummated by August 12, 2016 (subject to certain exceptions).
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Stryker. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement.

ITEM 7.01	REGULATION FD DISCLOSURE
On February 16, 2016, Stryker issued a press release announcing its entry into the Merger Agreement. A copy of the press release announcing the agreement is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

2.1
Agreement and Plan of Merger, dated February 13, 2016, by and among Stryker Corporation, Computer Merger Sub Corp., Charger Holding Corp. and Bain Capital Partners, LP, solely in its capacity as the representative as set forth therein.

99.1	Press release dated February 16, 2016

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Stryker Corporation hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

February 16, 2016	/s/ WILLIAM R. JELLISON
Date	William R. Jellison
Vice President, Chief Financial Officer